SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): April 21, 2011

VANITY EVENTS HOLDING, INC.

 (Exact name of Company as specified in charter)

Delaware	000-52524	43-2114545
(State or Other Jurisdiction of Incorporation)	(Commisiion File Number)	(I.R.S. Employer Identification Number)

110 Front Street
Brookings, South Dakota 57006
(Address of principal executive offices) (zip code)
(605) 692-8226
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2011, the board of directors of Vanity Events Holding, Inc. (the "Company") appointed Nick Morf to serve as a director of the Company effective immediately.  There is no understanding or arrangement between Mr. Morf and any other person pursuant to which he was selected as a director.  Mr. Morf does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.    Mr. Morf has not entered into any material plan, contract or arrangement in connection with his respective appointment as a director.

Since 1986, Mr. Morf has been President of Transportation Props, Inc. a business marketing and consulting company.  Mr. Morf previously was chairman and chief executive officer of Alter Sales, Inc., a Technology Small Cap NASDAQ company, from 1993 to 1995, and Global Triad, Inc. a Wireless Communication company, from 2004 to 2005. Mr. Morf received his Associates degree in business from City College of San Francisco in 1964.

Item 8.01      Other Events.

As previously reported on a Current Report on Form 8-K, on April 6, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with IIG Management LLC, an accredited investor (the “Investor”), providing for the sale by the Company to the Investor of a 10% convertible debenture in the principal amount of up to $135,000 (the “Debenture”). In connection with the Purchase Agreement, the Company undertook to take all necessary steps to file a proxy or information statement with the Commission in accordance with the Securities Exchange Act of 1934, as amended, to effectuate a 1-for-300 reverse split of its common stock on or prior to April 22, 2011.  The failure to file such proxy or information statement shall be an “Event of Default” under the Debenture.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANITY EVENTS HOLDING, INC.

Dated: April 22, 2011	By:	/s/ Lloyd Lapidus
Name: Lloyd Lapidus
Title: Interim Chief Executive Officer